Exhibit 3.2

This is a translation into English of the official Dutch version of the deed of conversion and amendment to the articles of association of a private company with limited liability under Dutch law. Definitions included in Article 1 below appear in the English alphabetical order, but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

DEED OF CONVERSION AND AMENDMENT TO THE ARTICLES OF ASSOCIATION

TRAVEL B.V.

On this day, the [day] day of [month] two thousand and sixteen, appeared before me, Wijnand Hendrik Bossenbroek, civil law notary in Amsterdam:

[NautaDutilh proxy holder].

The person appearing declared that the general meeting of travel B.V., a private company with limited liability, having its corporate seat in Amsterdam (address: Bennigsen Platz 1, 40474 Düsseldorf, Germany, trade register number: 67222927) (the “Company”), by written resolution dated the [day] day of [month] two thousand and sixteen (the “Written Resolution”), decided to convert the Company into a public company with limited liability and to amend the Company’s articles of association in their entirety.

A copy of the Written Resolution shall be attached to this Deed as an annex.

The Company’s articles of association were [adopted upon incorporation][last amended] by a deed executed on the [day] day of [month] two thousand and sixteen before [a deputy of] [notary], civil law notary in [place].

In order to carry out the abovementioned resolution, the person appearing declared to (i) convert the Company into a public company with limited liability and (ii) amend the Company’s articles of association in their entirety, as set out below:

ARTICLES OF ASSOCIATION

[Articles of association]

FINAL STATEMENTS

Finally, the person appearing declared that:

a.	as evidenced by the Written Resolution, the person appearing has been authorised to execute this Deed;

b.	immediately following the execution of this Deed, the Company’s issued share capital shall amount to [amount] (EUR [amount]); and

c.	the auditor’s statement as referred to in Section 2:72(1)(b) of the Dutch Civil Code shall be attached to this Deed as an annex.

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared that to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.